Exhibit 99.1

Liberty Bancorp, Inc. Announces Financial Results for the Quarter ended December 31, 2009

LIBERTY, Mo.--(BUSINESS WIRE)--January 26, 2010--Liberty Bancorp, Inc. (NASDAQ: LBCP) announced today net earnings for the quarter ended December 31, 2009, of $1.0 million, or $.28 per diluted share, compared to net earnings of $606,000, or $.16 per diluted share, for the quarter ended December 31, 2008. Liberty Bancorp, Inc. conducts substantially all of its operations through its wholly owned subsidiary, BankLiberty.

Net earnings increased by $399,000 for the three-month period ended December 31, 2009, as compared to the same period in 2008 due to higher net interest income and noninterest income, partially offset by a higher provision for loan losses, higher noninterest expense and income tax expense.

Liberty Bancorp, Inc., through its subsidiary, BankLiberty, (the “Bank”) offers banking and related financial services to both individual and commercial customers. The Bank is headquartered in Liberty, Missouri, with nine additional retail banking facilities in the Kansas City metropolitan area.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.

LIBERTY BANCORP, INC.
Financial Highlights
(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31, 2009	September 30, 2009
ASSETS
Cash and cash equivalents	$ 37,781	$ 26,513
Securities	25,846	20,764
Loans and mortgage-backed securities	309,478	311,662
Other assets	33,220	33,459

Total Assets	$ 406,325	$ 392,398

LIABILITIES
Deposits	$ 288,322	$ 276,203
FHLB advances	65,116	69,141
Other liabilities	8,509	3,269

Total Liabilities	361,947	348,613
Total Stockholders' Equity	44,378	43,785
Total Liabilities & Stockholders' Equity	$ 406,325	$ 392,398

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
	Three Months Ended
	December 31,
	2009	2008
Interest income	$ 5,050	$4,800
Interest expense	1,396	1,899
Net interest income	3,654	2,901
Provision for loan losses	438	129
Net interest income after provision for loan losses	3,216	2,772
Total noninterest income	904	459
Total noninterest expense	2,639	2,389
Earnings before income taxes	1,481	842
Income taxes	476	236
Net Earnings	$ 1,005	$606
Basic and diluted earnings per share	$ 0.28	$0.16

CONTACT:
Liberty Bancorp, Inc.
Brent M. Giles, 816-781-4822
President and Chief Executive Officer